Exhibit 99.1

ALTAIR NANOTECHNOLOGIES APPOINTS NEW BOARD MEMBER
AND NEW CHIEF TECHNOLOGY OFFICER

RENO, NV - June 6, 2006 - Altair Nanotechnologies Inc. (NASDAQ:ALTI) announced today that Pierre Lortie has been appointed to Altairnano’s Board of Directors. The Board elected Mr. Lortie a director effective June 1, 2006.

Mr. Lortie is currently Senior Business Advisor to Fraser Milner Casgrain LLP, one of Canada's leading full service business law firms serving both Canadian and international clients. He currently serves as Chairman of the Board of Lyrtech and Country Style Food Services, and is a Director of Group Canam and Dynaplas. He is also a Special Investors for CAI & Partners and serves on several Advisory Boards.

Lortie served more than ten years as president and COO of Bombardier’s Transportation, Capital, International and Regional Aircraft Aerospace groups and has held several positions in the technology field, including Chairman of the Centre for Information Technology Innovation and Vice Chairman of Canada’s National Advisor Board on Science and Technology. He was a representative of the Prime Minister of Canada on the APEC Business Advisory Council (ABAC) from 1999 to 2004.

Lortie holds a bachelor’s degree in Applied Sciences in Engineering Physics from Université Laval, a degree in Applied Economics from the Université de Lauvain, Belgium, and an MBA with honors from the University of Chicago.

“We are delighted that Pierre has chosen to join Altairnano’s Board,” said Altairnano’s president and CEO Alan J. Gotcher, Ph.D. “His wealth of scientific and technological knowledge along side his financial and management experience at the international level will be of great benefit to the Board and to the Company.”

The Company also announced the appointment of Bruce Sabacky, Ph.D., Altairnano’s Vice President of Research and Development, to the newly created position of Chief Technology Officer. Dr. Sabacky will direct the Company’s overall science strategy and technical development.

Prior to joining Altairnano, Dr. Sabacky was Manager of Process Development for BHP Minerals’ Center for Minerals Technology in Reno, Nevada. Dr. Sabacky received his B.S. and M.S. degrees in metallurgical engineering from South Dakota School of Mines and Technology in Rapid City and his Ph.D. in materials science and mineral engineering from the University of California, Berkeley.

“I am also very pleased to appoint Bruce to the position of Altairnano’s Chief Technology Officer,” continued Gotcher. “His experience and expertise in all facets of Altairnano’s technology will contribute significantly to the Company’s continued growth and product commercialization.”

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altairnano is an innovator and supplier of advanced ceramic nanomaterials. With a skilled team of scientists in its 100,000 square foot facility who, coupled in collaborative ventures with industry partners and leading academic centers, have developed a unique portfolio of intellectual property and novel products. These researchers are complemented by a seasoned management team with substantial experience in commercializing innovative, disruptive technologies.

Altairnano focuses on nanotechnology applications to enable new potentially high-growth markets. In alternative energy, Altairnano is pioneering new battery materials and systems. The company is applying nanotechnology to the development of drug candidates for humans and companion animals, coatings materials for implants, and materials for dental applications. Its high performance nanomaterials have applications in paints, coatings, and the treatment of water and air. The Altairnano Hydrochloride Pigment process, the first new patented pigment process in 50 years, is an environmentally friendly method for manufacturing white pigment used in paints, paper and plastic. For additional information, visit http://www.altairnano.com.

Contacts:

Institutional Investors:	Company Information:
Altair Nanotechnologies Inc.	Altair Nanotechnologies Inc.
C. Robert Pedraza	Roy Graham
VP Strategy & Business Development	SVP Commercial Development
775.858.3702	775.858.3706
rpedraza@altairnano.com	rgraham@altairnano.com

Retail and Individual Investors:	Media Relations:
McCloud Communications, LLC	Fleishman-Hillard
Marty Tullio or Mark Tullio	Terry Banks
Managing Members	Senior Vice President
949.553.9748	202.828.9710
marty@mccloudcommunications.com	bankst@fleishman.com